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EXHIBIT 23.1

Consent of Independent Accountant

I consent to the reference to my firm under the caption "Experts" and to the use of my audited report dated June 8, 2004 on the consolidated balance sheet of Wellbrook Properties, Inc. in the Registration Statement on Form S-11 and related Prospectus of Wellbrook Properties, Inc. for the registration of 2,000,000 shares of its common stock (collectively, the "Registration Statement"). I also consent to my report dated October 15, 2004 on the interim unaudited balance sheet of Wellbrook Properties, Inc. in the Registration Statement.

                      /s/ Robert N. Clemons, CPA, PA

                      January 4, 2005

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Consent of Independent Accountant